EXHIBIT 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Sterling Infrastructure, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (par value $0.01 per share) (“Common Stock”)	457(a), 457(c) and 457(h)	1,900,000	$103.91	$197,429,000	0.0001476	$29,140.53
Total Offering Amounts					$197,429,000		$29,140.53
Total Fee Offsets							—
Net Fee Due							$29,140.53

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the Sterling Infrastructure, Inc. Second Amended and Restated 2018 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and calculated based on the average of the high ($105.76) and low ($102.06) prices of the Common Stock as reported by the Nasdaq on May 6, 2024.